Exhibit 99.2
Part II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
          Management’s discussion and analysis of financial condition and results of operations contain certain forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements concerning, among other things, our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs and capital expenditures; research and development programs; sales and marketing initiatives; and competition. Forward-looking statements are generally accompanied by words such as “will” or “expect” and other words with forward-looking connotations. All forward-looking statements included in this Form 10-K are based upon information available to us as of the filing date of this Form 10-K. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” elsewhere in this Form 10-K. You should carefully consider the risks and uncertainties described under this section.
Significant Trends and Developments in Our Business
          Acquisition of i2 Technologies, Inc. On January 28, 2010, we completed the acquisition of i2 Technologies, Inc. (“i2”) for approximately $600.0 million, which includes cash consideration of approximately $432.0 million and the issuance of approximately 6.2 million shares of our common stock with an acquisition date fair value of approximately $168.0 million, or $26.88 per share, determined on the basis of the closing market price of our common stock on the date of acquisition (the “Merger”). The combination of JDA and i2 creates a market leader in the supply chain management market. We believe this combination provides JDA with (i) a strong, complementary presence in new markets such as discrete manufacturing and transportation; (ii) enhanced scale; (iii) a more diversified, global customer base of over 6,000 customers; (iv) a comprehensive product suite that provides end-to-end SCM solutions; (v) incremental revenue opportunities associated with cross-selling of products and services among our existing customer base; and (vi) an ability to increase profitability through net cost synergies within twelve months after the Merger.
          The Merger will be accounted for using the acquisition method of accounting with JDA identified as the acquirer. Under the acquisition method of accounting, we will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. We have not completed the valuation analysis and calculations necessary to finalize the required purchase price allocations. In addition to goodwill, the final purchase price allocation may include allocations to intangible assets such as trademarks and trade names, in-process research and development, developed technology and customer-related assets.
          On December 10, 2009, we issued $275 million of five-year, 8.0% Senior Notes (the “Senior Notes”) at an initial offering price of 98.988%. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.5 million) were placed in escrow and subsequently used, together with cash on hand at JDA and i2, to fund the cash portion of the merger consideration in the acquisition of i2.
          Through December 31, 2009, we expensed approximately $4.8 million of costs related to the acquisition of i2. These costs, which consist primarily of investment banking fees, commitment fees on unused bank financing, legal and accounting fees, are included in the consolidated statements of income under the caption “Acquisition-related costs.”
          Outlook for 2010. The following summarizes our outlook for 2010 This information considers a full year of JDA revenues and operating results and eleven months of i2 revenues and operating results as the acquisition of i2 was completed on January, 28, 2010. Our business model contemplates running the combined companies as an integrated business from the completion of the acquisition and as such, we do not intend to provide separate reporting of the results of operations of i2.

Outlook for 2010
	Low End	High End
Software and subscription revenues	$125 million	$135 million
Total revenues	$590 million	$625 million
Adjusted EBITDA	$160 million	$170 million
Adjusted earnings per share	$1.85	$2.00
Cash flow from operations	$100 million	$110 million
          We define “EBITDA” as GAAP net income (loss) before interest expense, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by adding back additional amounts consisting of (i) restructuring charges, (ii) share-based compensation, (iii) acquisition-related costs, (iv) interest income and other non-operating income (expense), and (v) other significant non-routine operating income and expense items that may be incurred from time-to-time.
          Earnings per share is defined as net income divided by the weighted average shares outstanding during the period. Adjusted earnings per share excludes (i) amortization, (ii) restructuring charges, (iii) share-based compensation, (iv) acquisition-related costs and (v) other significant non-routine operating and non-operating income (expense) items that may be incurred from time-to-time.
          We have not provided an outlook for 2010 GAAP net income or GAAP earnings per share, nor a reconciliation between the non-GAAP measurements presented herein (i.e., Adjusted EBITDA and Adjusted earnings per share) and the most directly comparable GAAP measurements. We are still in the process of establishing the fair value of, and allocated purchase price to, the acquired assets and assumed liabilities in the acquisition of i2. This allocation is likely to result in increased depreciation and amortization which could affect GAAP earnings per share. However, because Adjusted EBITDA is essentially determined without regard to depreciation or amortization, among other factors, we do not anticipate material changes to our outlook of Adjusted EBITDA based on the valuation and allocation of the i2 transaction. Of course, any estimate is subject to the limitation described herein, including the safe harbor statement above.
          We believe the weak economy will continue to drive an increased awareness in our target markets of the need to focus on achieving more process and operating efficiencies, including decisions to invest in solutions that improve operating margins, rather than make large infrastructure-type technology purchases. This scenario favors our supply chain solution offerings, in particular our planning and optimization applications, which can provide a quick return on investment and are focused on some of the largest profit drivers in our customers’ businesses. Not only do our solutions enable companies to free up working capital by improving inventory productivity, they can also support increased sales by improving customer service levels and optimizing pricing decisions. Our solutions also enable cost reductions such as reduced labor and transportation costs. We think the buying characteristics in the market are shifting to an increased willingness to commit capital expenditures to projects that will improve business results quickly. We believe these trends have helped us achieve solid performance in a very difficult market, and that our value proposition and singular focus on the SCM market, competitive position, business model and financial health are all in excellent condition.
          Quarter-to-quarter software sales will fluctuate due to the timing of large transactions greater than $1.0 million (“large transactions”), which can significantly impact the dollar volume of software sales in any given quarter. We believe the current trend in software sales is positive, and as we enter the first half of 2010, our sales pipeline includes a strong representation of both large transactions and mid-size software sales opportunities ranging from $300,000 to $1.0 million (“mid-size sales opportunities”). The overall volume of i2 opportunities in the pipeline is relatively low compared to JDA. This is in line with i2’s historical business model which emphasized growth through a services model that relied heavily on a small number of large transactions combined with subscription license revenues and significant post-sale customization of the software. We intend to change this business model and transition the i2 business toward the more traditional software industry model that emphasizes the sale of software that can be implemented with little or no post-sale customization, together with a sustainable recurring maintenance stream. We believe our service functions should focus on customer delivery, customer satisfaction and reference-able customers rather than large customization projects. We also expect to focus on business development activities that will compliment the larger i2 sales opportunities and expand the pipeline of mid-size sales opportunities for the i2 solutions.
          We believe it may take several years to fully implement a convergence strategy in our product suite. We currently expect to announce a multi-year product roadmap for the combined product suites during the first half of 2010; however, we do not expect to make any significant changes to our existing or acquired product offerings during the coming year as a result of this process. We also anticipate that we can begin to issue new product releases in 2011 that bring together and combine the two product suites, and over time, we will create convergent offerings that include the broad functionality of both the JDA and i2 offerings while eliminating areas of overlap. During this time we will also focus on building relationships with the traditional i2 discrete manufacturing customer base, the majority of which have had little or no historical exposure to JDA, and develop a combined business development and sales execution strategy.
          We have identified several key areas for potential cross-selling and up-selling opportunities; however, we do not expect to see material synergistic revenue growth from the i2 acquisition during 2010. We believe there will be opportunities for future revenue synergies in our retail customer base. i2 has developed various supply chain and planning products for the retail marketplace that offer certain distinct capabilities compared to the existing JDA applications that are also targeted at this market. We believe there are both cross-selling and up-selling opportunities for these applications with the more than 1,500 customers in our retail customer base. We also believe there will be opportunities to merge certain of the JDA and i2 solutions and build new product offerings for i2’s discrete manufacturing customers. There appears to be an increasing interest among discrete manufacturers, especially those in areas such as high tech, to obtain greater visibility and increased information regarding how their products are being marketed and sold at retail outlets.
          There is also a difference between the way i2 classified certain consulting implementation services in its financial results, and the way we will classify the revenue of these services going forward. Historically, i2 has reported a “software solutions” total in its consolidated statements of operation that included software license revenue as well as service revenues for the installation and implementation work necessary to modify and customize the software prior to its intended use. Most of the on-going projects assumed in the acquisition, as well as certain of the i2 software products that will be marketed post-acquisition, require the contractual delivery of significant customization services. In these situations, JDA will follow its classification policy and report all implementation services required to complete the on-going projects and any agreed customization on new software sales as consulting services.
          Volatility in foreign currency exchange rates continues to significantly impact our maintenance services revenue. For example, unfavorable foreign exchange rate variances reduced maintenance services revenues in 2009 by $7.4 million compared to 2008. Excluding the impact of the unfavorable foreign exchange rate variance, maintenance services revenues increased approximately $3.9 million in 2009 compared to 2008 as maintenance revenues from new software sales, rate increases on annual renewals and reinstatements of previously suspended and cancelled maintenance agreements more than offset decreases in recurring maintenance revenues due to attrition. The 2010 outlook assumes a conservative view of maintenance revenues. We believe foreign exchange rate volatility may continue, and that we could also experience higher than normal maintenance attrition from the effects of the economy and the effects of the merger. Our average annualized maintenance retention rate was approximately 92% in 2009 and i2’s annualized maintenance retention rate was in the low 80% range during 2009. Our 2010 outlook contemplates an average annualized maintenance retention for the combined companies to be about 90% in 2010 assuming a constant currency.
          Consulting services revenue is a lagging indicator for the Company, and for the first time in several years, revenues from our consulting services business improved in year-over-year comparisons. We believe this improvement is due primarily to our improved software sales performance over the past three years. Our consulting margin results were 19% in both 2009 and 2008. A key factor for improving our consulting margins in 2010 and beyond will be our ability to more fully leverage the service capabilities of the CoE and increase the volume of work and implementation projects performed through this operation. We realized an improvement in the volume of work and implementation projects executed through the CoE in 2009 as approximately 7% of all billable hours were delivered through the CoE compared to less than 2% in 2008. With the i2 acquisition, we have added an additional CoE facility in Bangalore, India. i2 has historically provided a significant portion of its consulting work through their CoE facility. Our 2010 outlook contemplates an overall increase in the volume of work and billable hours through the CoE facilities in 2010 in comparison to our historical results.
          One of our primary initiatives in 2009 was the development of a Managed Services offering which expands our existing hosted services and includes: (i) outsourced operations for information technology, data and application management and hosting; (ii) workforce augmentation; (iii) management of process and user information; (iv) business process execution services including analysis and recommendations; and (v) business optimization services such as network design, demand classification, inventory policy and channel clustering. We believe our Managed Services offering provides customers with attractive and effective alternatives, to reduce their costs of operation, operate effectively with constrained resources, leverage outside domain expertise to augment their personnel and to improve the value they derive from their JDA products. We began signing new customer agreements for these services in fourth quarter 2009, and we believe our Managed Services business has the potential to improve organic growth for us in 2010 and beyond. We believe the acquisition of i2 will accelerate our business plan for Managed Services through its existing managed services business. We currently expect approximately $8.0 million in capital expenditures in 2010 related to our Managed Services business.
          We Will Continue to More Fully Leverage Our Centers of Excellence. With the acquisition of i2, we now have two CoE facilities, and over 1,100, or nearly 40%, of our associates are based in India. The CoE facilities are designed to complement and enhance our existing on-shore business model, not replace it. Our goal is to achieve all of these benefits without sacrificing our capability to work face-to-face with our customers. We expect the overall share of consulting services work performed through the CoE facilities will increase in 2010. We also believe there are additional opportunities to further leverage the CoE in our customer support organization.
          We Expect to Realize Significant Cost Synergies as We Integrate and Combine the Two Companies. We expect to realize approximately $20 million in net cost savings during 2010. This figure excludes about $6 to $7 million of gross margin compressions from the effects of revenue attrition, especially maintenance, during the integration of i2. We are actively working on the integration of the two companies and we believe we are on track to achieve these synergies. We currently expect to be able to achieve approximately 15% of the synergies in first quarter 2010, 25% in both second and third quarter 2010, and the remaining 35% in fourth quarter 2010.
          Our 2010 outlook contemplates certain cost increases including a $6.0 million year-over-year increase in merit compensation, reflecting the fact that neither JDA nor i2 provided merit increases in 2009. In addition, we have increased our bad debt estimate by about $2.0 million which considers the potential impact of a continued recession and the possible effects that may arise as a result of the merger.
          We Expect to Make Additional Strategic Acquisitions. Acquisitions have been and we expect they will continue to be an integral part of our overall growth plan. We believe strategic acquisition opportunities will allow JDA to continue to strengthen its position as a leading supply chain management software and services provider. Our intent is to seek acquisition opportunities that complement the company’s current supply chain software and services offerings. We may make future acquisitions that are significant in relation to the current size of JDA or smaller acquisitions that add specific functionality to enhance our existing product suite. We also believe the changes that were implemented in our executive leadership structure during 2009 better position us to execute our growth initiatives.
          Share-Based Compensation Expense. We recorded total share-based compensation expense of $8.1 million, $4.3 million and $6.2 million related to equity awards in 2009, 2008 and 2007, respectively and as of December 31, 2009 we have included $5.3 million of deferred compensation in stockholders’ equity. A summary of total share-based compensation by expense category for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Cost of maintenance services	$590	$319	$445
Cost of consulting services	1,107	307	678
Product development	721	550	483
Sales and marketing	2,188	1,058	1,848
General and administrative	3,489	2,090	2,737

Total share-based compensation	$8,095	$4,324	$6,191

          In February 2010, the Board approved a stock-based incentive program for 2010 (“2010 Performance Program”). The 2010 Performance Program provides for the issuance of contingently issuable performance share awards under the 2005 Incentive Plan to executive officers and certain other members of our management team, including new JDA associates joining the Company through the acquisition of i2, if we are able to achieve a defined adjusted EBITDA performance threshold goal in 2010. A partial pro-rata issuance of performance share awards will be made if we achieve a minimum adjusted EBITDA performance threshold. The 2010 Performance Program initially provides for approximately 555,000 of targeted contingently issuable performance share awards with a fair value of approximately $15.1 million. The performance share awards, if any, will be issued after the approval of our 2010 financial results in January 2011 and will vest 50% upon the date of issuance with the remaining 50% vesting ratably over a 24-month period. Our performance against the defined performance threshold goal will be evaluated on a quarterly basis throughout 2010 and share-based compensation will be recognized over the requisite service period that runs from February 3, 2010 (the date of board approval) through January 2013. If we achieve the defined performance threshold goal we would expect to recognize approximately $10.1 million of the award as share-based compensation in 2010.

          In February 2010, the Board also approved a 2010 cash incentive bonus plan (“Incentive Plan”) for our executive officers, including those new executives joining the Company through the acquisition of i2. The Incentive Plan provides for approximately $4.1 million in targeted cash bonuses if we are able to achieve a defined adjusted EBITDA performance threshold goal in 2010. Amounts are payable quarterly under the plan on the basis of the actual EBITDA achieved by the Company for the applicable quarter of 2010. A partial pro-rata cash bonus will be paid if we achieve a minimum adjusted EBITDA performance threshold. There is no cap on the maximum amount the executives can receive if the Company exceeds the defined annualized operational and software performance goals.
          Our Financial Position is Strong and We Expect to Continue Generating Positive Cash Flow from Operations. We had working capital of $345.7 million at 2009 compared to $32.1 million at December 31, 2008. The working capital balance at December 31, 2009 and 2008 includes $76.0 million and $32.7 million, respectively, in cash and cash equivalents. In addition, working capital at December 31, 2009 includes $287.9 million of restricted cash, consisting primarily of net proceeds from the issuance of the Senior Notes (see Contractual Obligations), which together with cash on hand at JDA and i2, was used to fund the cash portion of the merger consideration in the acquisition of i2 on January 28, 2010. Net accounts receivable were $68.9 million, or 58 days sales outstanding (“DSO”), at December 31, 2009 compared to $79.4 million, or 67 DSO, at December 31, 2008. During 2009 we generated $96.5 million in cash flow from operating activities and utilized $30.1 million to repurchase redeemable preferred stock ($28.1 million) and common stock ($2.0 million) held by Thoma Bravo.
          We expect to increase our cash balance during 2010 through the generation of between $100 million to $110 million of operating cash flow, offset in part by approximately $22 million of interest on the Senior Notes, $20 million of capital expenditures, $10 million related to the payment of transaction-related costs, and $10 million of cash taxes primarily related to state, local and foreign taxes. The increase in capital expenditures in 2010 is driven by the expansion of our Managed Services offering (approximately $8 million) as well as the addition of i2. While our Managed Services business requires more capital than our other offerings, we expect this business to produce a strong return on investment and form a major component of our organic growth in coming years. Our weighted average shares are expected to be between 41 and 42 million for 2010.

Results of Operations
          The following table sets forth certain selected financial information expressed as a percentage of total revenues for the periods indicated and certain gross margin data expressed as a percentage of software license revenue, maintenance services revenue, product revenues or services revenues, as appropriate:

	Year Ended
	December 31,
	2009	2008	2007
Revenues:

Software licenses	23%	24%	19%
Maintenance services	46	47	48

Product revenues	69	71	67

Consulting services	28	26	30
Reimbursed expenses	3	3	3

Service revenues	31	29	33

Total revenues	100	100	100

Cost of Revenues:

Cost of software licenses	1	1	1
Amortization of acquired software technology	1	1	2
Cost of maintenance services	11	12	12

Cost of product revenues	13	14	15

Cost of consulting services	22	21	22
Reimbursed expenses	3	3	3

Cost of service revenues	25	24	25

Total cost of revenues	38	38	40

Gross Profit	62	62	60

Operating Expenses:

Product development	14	14	14
Sales and marketing	17	17	17
General and administrative	12	12	12
Amortization of intangibles	6	6	3
Restructuring charges	2	2	2
Acquisition-related costs	1	—	—
Costs of abandoned acquisition	—	6	—
Gain on sale of office facility	—	—	(1)

Total operating expenses	52	57	47

Operating Income	10	5	13

Interest expense and amortization of loan fees	(1)	(3)	(3)
Finance costs on abandoned acquisition	—	(1)
Interest income and other, net	1	1	1

Income Before Income Taxes	10	2	11

Income tax provision	(3)	(1)	(4)

Net Income	7%	1%	7%

Gross margin on software licenses	96%	96%	97%
Gross margin on maintenance services	76%	75%	75%
Gross margin on product revenues	81%	80%	79%
Gross margin on service revenues	19%	19%	23%

          The following table sets forth a comparison of selected financial information, expressed as a percentage change between 2009 and 2008, and between 2008 and 2007. In addition, the table sets forth cost of revenues and product development expenses expressed as a percentage of the related revenues:

		% Change		% Change
	2009	2009 vs 2008	2008	2008 vs 2007	2007
Revenues:

Software licenses	$88,786	(4%)	$92,898	26%	$73,599
Maintenance	179,336	(2%)	182,844	3%	178,198

Product revenues	268,122	(3%)	275,742	9%	251,797
Service revenues	117,678	3%	114,590	(6%)	121,778

Total revenues	385,800	(1%)	390,332	4%	373,575

Cost of Revenues:

Software licenses	3,241	(7%)	3,499	40%	2,499
Amortization of acquired software technology	3,920	(26%)	5,277	(17%)	6,377
Maintenance services	43,165	(6%)	45,734	1%	45,242

Product revenues	50,326	(8%)	54,510	1%	54,118
Service revenues	95,345	3%	92,472	(2%)	94,016

Total cost of revenues	145,671	(1%)	146,982	(1%)	148,134

Gross Profit	240,129	(1%)	243,350	8%	225,441

Operating Expenses:

Product development	51,318	(5%)	53,866	5%	51,173
Sales and marketing	66,001	(1%)	66,468	5%	63,154
General and administrative	47,664	6%	44,963	1%	44,405

	164,983	—%	165,297	4%	158,732

Amortization of intangibles	23,633	(3%)	24,303	53%	15,852
Restructuring charges	6,865	(18%)	8,382	35%	6,208
Acquisition-related costs	4,768	100%	—	—	—
Costs of abandoned acquisition	—	(100%)	25,060	100%	—
Gain on sale of office facility	—	—	—	(100%)	(4,128)

Operating income	$39,880	96%	$20,308	(58%)	$48,777

Cost of Revenues as a % of related revenues:
Software licenses	4%		4%		3%
Maintenance services	24%		25%		25%
Product revenues	19%		20%		21%
Service revenues	81%		81%		77%

Product Development as a % of product revenues	19%		20%		20%

          The following tables set forth selected comparative financial information on revenues, operating expenses and operating income in our business segments and geographical regions, expressed as a percentage change between 2009 and 2008, and between 2008 and 2007. In addition, the tables set forth the contribution of each business segment and geographical region to total revenues in 2009, 2008 and 2007, expressed as a percentage of total revenues, as well as the number of large transactions greater than or equal to $1.0 million. In connection with the acquisition of i2, we have realigned our reportable business segments to better reflect the core business in which we operate (the supply chain management market) and how our chief operating decision maker views, evaluates and makes decisions about resource allocations within our business. Prior to the acquisition, i2 operated in one reportable business segment, supply chain management solutions. As a result of this realignment, we have combined the Retail and Manufacturing and Distribution reportable business segments and will now report our operations within the following segments:
•	Supply Chain. This reportable business segment includes all revenues related to applications and services sold to customers in the supply chain management market. The majority of our products are specifically designed to provide customers with one synchronized view of product demand while managing the flow and allocation of materials, information, finances and other resources across global supply chains, from manufacturers to distribution centers and transportation networks to the retail store and consumer (collectively, the “Supply Chain”). This segment combines all revenues previously reported by the Company under the Retail and Manufacturing and Distribution reportable business segments and includes all revenues related to i2 applications and services.

•	Services Industries. This reportable business segment includes all revenues related to applications and services sold to customers in service industries such as travel, transportation, hospitality, media and telecommunications. The Services Industries segment is centrally managed by a team that has global responsibilities for this market.

	Supply Chain		Services Industries
	2009 vs 2008	2008 vs 2007	2009 vs 2008	2008 vs 2007
Software licenses	(11%)	26%	96%	23%
Maintenance services	(3%)	2%	23%	9%

Product revenues	(5%)	9%	64%	17%
Service revenues	(1%)	(8%)	43%	31%

Total revenues	(4%)	4%	54%	23%

Product development	(3%)	3%	(25%)	46%
Sales and marketing	(5%)	4%	58%	22%
Operating income	(6%)	9%	332%	450%

	Supply Chain			Services Industries
	2009	2008	2007	2009	2008	2007
Contribution to total revenues	92%	95%	95%	8%	5%	5%
# of Large Transactions	16	16	9	3	3	1

	The Americas		Europe		Asia/Pacific
	2009 vs 2008	2008 vs 2007	2009 vs 2008	2008 vs 2007	2009 vs 2008	2008 vs 2007
Software licenses	(15%)	59%	—%	(15%)	79%	(24%)
Maintenance services	(1%)	2%	(6%)	2%	1%	11%

Product revenues	(6%)	17%	(4%)	(3%)	28%	(4%)
Service revenues	(8%)	(7%)	(14%)	2%	(2%)	(14%)

Total revenues	(2%)	9%	(6%)	(2%)	17%	(8%)

	The Americas			Europe			Asia/Pacific
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Contribution to total revenues	69%	69%	66%	21%	22%	24%	10%	9%	10%
# of Large Transactions	13	14	5	3	4	3	3	1	2

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
Software Revenues
Software License Results by Region.
          The following table summarizes software license revenues by region for 2009 and 2008:

	Year Ended December 31,
Region	2009	2008	$Change	% Change
Americas	$57,169	$67,046	$(9,877)	(15%)
EMEA	18,684	18,646	38	—%
Asia/Pacific	12,933	7,206	5,727	79%

Total	$88,786	$92,898	$(4,112)	(4%)

          The decrease in software license revenues in the Americas region in 2009 compared to 2008 is due primarily to a decrease in license revenues recognized from large transactions. Notably, in 2008 we recognized a license sale in fourth quarter for $11.5 million which was the largest license transaction in our history.
          The increase in software license revenues in the Asia/Pacific region in 2009 compared to 2008 is due primarily to an increase in license revenues recognized from large transactions, including one large transaction in second quarter 2009 which was the largest license transaction ever recognized in the Asia/Pacific region.
Software License Results by Reportable Business Segment.
          Supply Chain. Software license revenues in this reportable business segment decreased 11% in 2009 compared to 2008, due primarily to a decrease in the average sales price of large transactions and a decrease in follow-on sales to existing customers for new product or to expand the scope of an existing license. There were 16 large transactions in this reportable business segment in both 2009 and 2008. The 2008 software results include a large $11.5 million license that represents the largest transaction in our history.
          Services Industries. Software license revenues in this reportable business segment increased 96% in 2009 compared to 2008, due to an increase in the size of large transactions. There were three large transactions in this reportable business segment in both 2009 and 2008. Two of the large transactions in 2009 are being recognized on a percentage of completion basis and through December 31, 2009 we have recognized approximately 72% of the related software license fees.
Maintenance Services
          Maintenance services revenues decreased $3.5 million, or 2%, to $179.3 million in 2009 compared to $182.8 million in 2008, and represented 46% and 47% of total revenues, respectively, in these periods. Unfavorable foreign exchange rate variances reduced maintenance services revenues in 2009 by approximately $7.4 million compared to 2008 due primarily to the strengthening of the U.S. Dollar against European currencies. Excluding the impact of the unfavorable foreign exchange rate variance, maintenance services revenues increased approximately $3.9 million in 2009 compared to 2008 as maintenance revenues from new software sales, rate increases on annual renewals and reinstatements of previously suspended and cancelled maintenance agreements more than offset decreases in recurring maintenance revenues due to attrition.
Service Revenues
          Service revenues, which include consulting services, hosting services and training revenues, net revenues from our hardware reseller business and reimbursed expenses, increased $3.1 million, or 3%, to $117.7 million in 2009 compared to $114.6 million in 2008. The increase in 2009 compared to 2008 reflects increases in consulting services revenue, utilization and realized average hourly billing rates in the Americas region and the Services Industries reportable business segment, offset in part by decreases in consulting services revenue and lower realized average hourly billing rates in the EMEA and Asia/Pacific regions and a $741,000 decrease in non-consulting services (training and hosting services, hardware sales and reimbursed expenses).
          Fixed bid consulting services work represented 15% of total consulting services revenue in both 2009 and 2008.
Cost of Product Revenues
          Cost of Software Licenses. The decrease in cost of software licenses in 2009 compared to 2008 is due primarily to a decrease in royalties on embedded third-party software applications, offset in part by an increase in royalties on certain third party applications that we resell. A large portion of our software revenue mix comes from products that have embedded third-party applications and/or require payment of higher royalty fee obligations, in particular the applications we acquired from Manugistics.
          Amortization of Acquired Software Technology. The decrease in amortization of acquired software technology in 2009 compared to 2008 is due primarily to the cessation of amortization on certain acquired technology that is now fully amortized.
          Cost of Maintenance Services. Cost of maintenance services decreased $2.5 million, or 6%, to $43.2 million in 2009 compared to $45.7 million in 2008. The decrease in cost of maintenance services in 2009 compared to 2008 is due primarily to a decrease in salaries and related benefits and a $416,000 decrease in maintenance royalties and fees paid to third parties who provide first level support to certain of our customers. Although the average customer support headcount increased 4% in 2009 compared to 2008, salaries and related benefits decreased approximately $2.1 million as new and replacement positions were filled with lower cost resources at the CoE.
Cost of Service Revenues
          Cost of service revenues increased $2.8 million, or 3%, to $95.3 million in 2009 compared to $92.5 million in 2008. The increase in cost of service revenues in 2009 compared to 2008 is due primarily to a $1.8 million increase in incentive compensation and a $1.6 million increase in outside contractor costs. These additional costs were offset in part by cost savings associated with the movement of service functions to the CoE and a $607,000 decrease in travel costs. Although the average services headcount was flat in 2009 compared to 2008, salaries and related benefits decreased as we continue to successfully implement our lower cost delivery model through the expansion of the CoE.
Operating Expenses
          Operating expenses, excluding amortization of intangibles, restructuring charges and acquisition-related costs were $165.0 million in 2009, which is flat compared to 2008. During 2009, operating expenses were impacted by a $2.0 million decrease in sales commissions resulting from the decrease in software license revenues and a decrease in salaries and related benefits due to new and replacement positions being filled with lower cost resources at the CoE. These decreases were substantially offset by a $2.7 million increase in share-based compensation due primarily to an increase in the value of equity awards issued under the 2009 Performance Plan compared to the 2008 Performance Plan and the costs associated with certain equity inducement awards granted to new executive officers, a $1.2 million increase in the provision for doubtful accounts and a $360,000 increase in marketing-related costs.
          Product Development. Product development expense decreased $2.5 million, or 5%, to $51.3 million in 2009 compared to $53.9 million in 2008. The decrease is due primarily to a decrease in salaries and related benefits. Although the average product development headcount increased over 13% in 2009 compared to 2008, salaries and related benefits decreased as new and replacement positions were filled with lower cost resources at the CoE.
          Sales and Marketing. Sales and marketing expense decreased $467,000, or less than 1%, to $66.0 million in 2009 compared to $66.5 million in 2008. The decrease is due primarily to a $2.0 million decrease in sales commissions resulting from the decrease in software license revenues and a $454,000 decrease in travel costs, substantially offset by a $1.1 million increase in share-based compensation, a $360,000 increase in marketing-related costs and an increase in outside contractor costs.

          General and Administrative. General and administrative expense increased $2.7 million, or 6%, to $47.7 million in 2009 compared to $45.0 million in 2008. The increase is due primarily to a $1.4 million increase in share-based compensation resulting from an increase in the value of equity awards issued under the 2009 Performance Plan compared to the 2008 Performance Plan and the costs associated with certain equity inducement awards granted to new executive officers. The increase in general and administrative expense in 2009 compared to 2008 also includes a $1.2 million increase in the provision for doubtful accounts associated primarily with two specific accounts and a $327,000 increase in legal and accounting fees, offset in part by a decrease in salaries and benefits. Although the average general and administrative headcount increased approximately 1% in 2009 compared to 2008, salaries and related benefits decreased $579,000 as new and replacement positions were filled with lower cost resources at the CoE.
          Amortization of Intangibles. The decrease in amortization of intangibles in 2009 compared to 2008 is due primarily to the cessation of amortization on certain trademark and customer list intangibles that are now fully amortized.
          Restructuring Charges. Restructuring charges in 2009 include (i) a $6.5 million charge for 2009 restructuring activities, (ii) a $376,000 adjustment to reduce estimated restructuring reserves established in prior years, (iii) an adjustment of $1.4 million to increase certain Manugistics acquisition reserves based on our revised estimate of sublease rentals and market adjustments on an unfavorable office facility in the United Kingdom, (iv) the reversal of $758,000 in contingency reserves established in the initial purchase accounting on the Manugistics acquisition and (v) $111,000 in adjustments to other acquisition-related reserves. The charge for 2009 restructuring activities is primarily associated with the transition of additional on-shore activities to the CoE and certain restructuring activities in the EMEA sales organization. The charges include termination benefits related to a workforce reduction of 86 full-time employees (“FTE”) in product development, service, support, sales and marketing, information technology and other administrative positions, primarily in the Americas region. In addition, the restructuring charges include approximately $2.0 million in severance and other termination benefits under separation agreements with our former Executive Vice President and Chief Financial Officer and our former Chief Operating Officer.
          Restructuring charges in 2008 include (i) an $8.0 million charge for 2008 restructuring activities, (ii) $426,000 in net adjustments to increase certain Manugistics acquisition reserves based on our revised estimates of the restructuring costs to exit certain activities of Manugistics primarily related to facility closures and employee severance and termination benefits and (iii) and $38,000 of net adjustments to reduce estimated restructuring reserves established in prior years and to reverse certain contingency reserves established in the initial purchase accounting of Manugistics acquisition. The charge for 2008 restructuring activities was primarily associated with our transition of certain on-shore activities to the CoE and included $7.9 million for termination benefits, primarily related to a workforce reduction of 100 FTE in product development, consulting and sales-related positions across all of our geographic regions and $119,000 for office closure and integration costs of redundant office facilities.
          Acquisition-Related Costs. During 2009 we expensed approximately $4.8 million of costs related to the acquisition of i2 on January 28, 2010. These costs consist primarily of investment banking fees, commitment fees on unused bank financing, legal and accounting fees.
Operating Income
          Operating income increased $19.6 million to $39.9 million in 2009 compared to $20.3 million in 2008. Operating income in 2008 was reduced by $25.1 million in costs associated with the abandoned acquisition of i2 Technologies, which are included in operating expenses under the caption “Costs of abandoned acquisition.” Excluding the impact of these non-recurring costs, operating income decreased $5.5 million in 2009 compared to 2008, due primarily to the $4.5 million decrease in total revenues.
          The combined operating income reported in the reportable business segments excludes $82.9 million and $102.7 million of general and administrative expenses and other charges in 2009 and 2008, respectively, that are not directly identified with a particular reportable business segment and which management does not consider in evaluating the operating income (loss) of the reportable business segments.

Other Income (Expense)
          Interest Expense and Amortization of Loan Fees. The decrease in interest expense and amortization of loan fees in 2009 compared to 2008 is due primarily to the repayment in full during 2008 of all remaining borrowings on term loans used to finance the acquisition of Manugistics, the accelerated amortization of related loan origination fees and an $899,000 payment in consideration for early termination of a related interest rate swap. We issued $275 million of Senior Notes on December 10, 2009 at an initial offering price of 98.988%. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.5 million) were placed in escrow and, together with cash on hand at JDA and i2, were used to fund the cash portion of the merger consideration in the acquisition of i2. Through December 31, 2009, we have amortized approximately $110,000 of the original issue discount and related loan origination fees and accrued $1.3 million of interest in on the Senior Notes.
          Finance Costs on Abandoned Acquisition. During 2008, we accrued $5.3 million in finance costs related to loan origination ($3.4 million) and “ticking” fees ($1.9 million) on the debt financing commitments from Credit Suisse, Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC related to the abandoned acquisition of i2. During 2009, approximately $767,000 of the “ticking” fees were waived pursuant to a mutual release agreement and the related expense was reversed.
          Interest Income and Other, Net. The decrease in interest income and other, net in 2009 compared to 2008 is due primarily to a $1.5 million decrease in interest on invested funds as the excess cash balances that were held in interest bearing accounts during 2008 were used to repay the remaining balance of the term loans used to finance the acquisition of Manugistics.
Income Tax Provision
          A summary of the income tax provision recorded in 2009 and 2008 is as follows:

	2009	2008
Income before income taxes	$39,188	$7,458

Income tax provision at federal statutory rate	$(13,716)	$(2,610)
Research and development credit	773	930
Meals, entertainment and other non-deductible expenses	(425)	(332)
State income taxes	(1,294)	(59)
Section 199 deduction	554	—
Foreign tax rate differential	451	804
Other, net	(255)	(120)
Changes in estimate and foreign statutory rates	677	(2,582)
Interest and penalties on uncertain tax positions	386	(365)

Income tax provision	$(12,849)	$(4,334)

Effective tax rate	32.8%	58.1%
          The effective tax rate used to record the income tax provision in 2009 and 2008 takes into account the source of taxable income, domestically by state and internationally by country, and available income tax credits. The effective tax rates do not include excess tax benefits from the employee stock options exercised during 2009 and 2008 of $2.7 million and $1.4 million, respectively. These excess tax benefits will reduce our income tax liabilities in future periods and result in an increase to additional paid-in capital as we are able to utilize them. During 2008 we recorded an immaterial adjustment to reverse the total excess tax benefit previously recognized in 2007 and 2006 of approximately $1.6 million which reduced additional paid-in capital and non-current deferred tax assets. The effective tax rate in 2009 is lower than the United States federal statutory rate of 35% due primarily to utilization of research and development (“R&D”) credits, Section 199 deduction and the benefit of previously unrecorded net operating losses. The effective tax rate in 2008 is higher than the federal statutory rate of 35% due primarily to increases in the liability for unrecognized tax benefits related to prior year tax positions related to uncertainty regarding our ability to utilize certain foreign net operating loss carryforwards acquired in the acquisition of Manugistics and uncertainties regarding the validity of the income tax holiday in India.

Consideration Paid in Excess of Carrying Value on the Repurchase of Redeemable Preferred Stock
          We entered into a Purchase Agreement with Thoma Bravo on September 8, 2009 to acquire the remaining shares of Series B preferred stock for $28.1 million in cash (or $20 per share for each of the 1,403,603 shares of JDA common stock into which the Series B Preferred Stock is convertible). The agreed purchase price included $19.5 million, which represents the conversion of 1,403,603 shares of common stock at the conversion price of $13.875, and $8.6 million, which represents consideration paid in excess of the conversion price of $13.875 ($6.125 per share). The consideration paid in excess of the conversion price was charged to retained earnings in the same manner as a dividend on preferred stock, and reduced the income applicable to common shareholders in the calculation of earnings per share for 2009.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
Software Revenues
Software License Results by Region.
          The following table summarizes software license revenues by region for 2008 and 2007:

	Year Ended December 31,
Region	2008	2007	$Change	% Change
Americas	$67,046	$42,268	$24,778	59%
EMEA	18,646	21,911	(3,265)	(15%)
Asia/Pacific	7,206	9,420	(2,214)	(24%)

Total	$92,898	$73,599	$19,299	26%

          The increase in software license revenues in the Americas region in 2008 compared to 2007 was due primarily to an increase in the number of large transactions to both new and install-base customers. There were 14 large transactions in the Americas region in 2008, which included an $11.5 million license software license that represents the largest transaction in our history, compared to five in 2007.
          The decrease in software license revenues in the European region in 2008 compared to 2007 was due primarily to a decrease in the volume of small to mid-size software license sales with new customers, offset in part by an increase in follow-on sales to existing customers for new products or to expand the scope of an existing license. There were four large transactions in the European region in 2008 compared to three in 2007.
          The decrease in software license revenues in the Asia/Pacific region in 2008 compared to 2007 was due primarily to a decrease in the number of large transactions and follow-on sales to existing customers for new products or to expand the scope of an existing license, offset in part by an increase in the volume of small to mid-size software license sales to new customers. There was one large transaction in the Asia/Pacific region in 2008 compared to two in 2007.
Software License Results by Reportable Business Segment.
          Supply Chain. Software license revenues in this reportable business segment increased 26% in 2008 compared to 2007, due primarily to an increase in the number and average sales price of large transactions. There were 16 large transactions in this reportable business segment in 2008 compared to nine in 2007.
          Services Industries. Software license revenues in this reportable business segment increased 23% in 2008 compared to 2007, due primarily to an increase in the number and average sales price of large transactions. There were three large transactions in this reportable business segment in 2008 compared to one in 2007.

Maintenance Services
          Maintenance services revenues increased 3% to $182.8 million in 2008 compared to 2007 and represented 47% and 48% of total revenues, respectively in these periods. Unfavorable foreign exchange rate variances decreased 2008 maintenance services revenues by $2.0 million compared to 2007 primarily due to the strengthening of the US Dollar against European currencies. Excluding the impact of the favorable foreign exchange rate variance, maintenance services revenues increased 4% in 2008 compared to 2007 as maintenance revenues related to new software sales, rate increases on annual renewals and reinstatements of previously cancelled maintenance agreements exceeded decreases in recurring maintenance revenues due to attrition.
Service Revenues
          Service revenues, which include consulting services, hosting services and training revenues, net revenues from our hardware reseller business and reimbursed expenses, decreased $7.2 million or 6% to $114.6 million in 2008 compared to $121.8 million in 2007. The decrease in 2008 compared to 2007 reflects a decrease in utilization and billable hours in the Europe and Asia/Pacific regions and lower average billing rates per hour in the Americas and Asia/Pacific regions as well as a $737,000 decrease in hosting services and our hardware reseller business, offset in part by a $518,000 increase in training services. Service revenues in 2007 also included the non-recurring favorable impact from the release of $3.4 million of previously deferred consulting revenue upon completion and final acceptance of a fixed bid project inherited from Manugistics. Fixed bid consulting services work represented 15% of total consulting services revenue in 2008 compared to 20% in 2007.
Cost of Product Revenues
          Cost of Software Licenses. The increase in cost of software licenses in 2008 compared to 2007 was due primarily to royalties on embedded 3rd party applications. A large portion of our software revenue mix comes from products that have embedded 3rd party applications and/or require payments of higher royalty fee obligations, particularly the infrastructure and other products we acquired from Manugistics.
          Amortization of Acquired Software Technology. The decrease in amortization of acquired software technology in 2008 compared to 2007 was due to the cessation of amortization on certain acquired software technology that is now fully amortized.
          Cost of Maintenance Services. Cost of maintenance services increased $492,000, or 1%, to $45.7 million in 2008 compared to $45.2 million in 2007. The increase in cost of maintenance services in 2008 compared to 2007 was due primarily to the costs associated with an 8% increase in average headcount and a higher bonus payout due to the Company’s improved operating performance.
Cost of Service Revenues
          Cost of service revenues decreased $1.5 million, or 2%, to $97.5 million in 2008 compared to $94.0 million in 2007. The decrease in cost of service revenues in 2008 compared to 2007 was due primarily to a decrease in costs resulting from a 5% decrease in average headcount, offset in part by a higher bonus payout due to the Company’s improved operating performance and a $521,000 increase in outside contractor costs. Cost of service revenues in 2007 also included the release of $1.4 million in deferred costs upon completion and acceptance of a fixed bid project inherited from Manugistics.
Operating Expenses
          Product Development. Product development expense increased $2.7 million, or 5%, to $53.9 million in 2008 compared to $51.2 million in 2007. The increase in product development expense in 2008 compared to 2007 was due primarily to a $2.5 million reduction in deferred costs resulting from the completion of certain on-going customer funded product development efforts and a higher bonus payout due to the Company’s improved operating performance, offset in part by an $884,000 decrease in outside contractor costs. Additionally, although the average product development headcount increased 15% in 2008 compared to 2007, salaries and related benefits only increased 1% as new and replacement positions were filled with lower cost resources, including those added at the CoE.
          Sales and Marketing. Sales and marketing expense increased $3.3 million, or 5%, to $66.5 million in 2008 compared to $63.2 million in 2007. The increase in sales and marketing expense in 2008 compared to 2007 was due primarily to a $3.4 million increase in commissions due to the 26% increase in software sales and an $851,000 increase in marketing-related costs, offset in part by a $790,000 decrease in share-based compensation.
          General and Administrative. General and administrative expense increased $558,000, or 1%, to $45.0 million in 2008 compared to $44.4 million in 2007. The increase in general and administrative expense in 2008 compared to 2007 was due primarily to a 14% increase in average headcount that was substantially offset by a $482,000 decrease in outside contractor costs for assistance with internal system initiatives, a higher bonus payout due to the Company’s improved operating performance and a $267,000 increase in legal and accounting fees, offset in part by a $2.2 million decrease in the provision for doubtful accounts and a $647,000 decrease in share-based compensation. The provision for doubtful accounts in 2007 related primarily to certain foreign receivables for which collection was doubtful.
          Amortization of Intangibles. The increase in amortization of intangibles in 2008 compared to 2007 was due primarily to a change in the estimated useful life of certain customer lists to reflect current trends in attrition. With this change, the quarterly amortization expense on customer lists increased approximately $2.1 million per quarter, beginning first quarter 2008 and continuing over the remaining useful life of the related customer lists which extend through June 2014. This change had a $0.16 per share impact (reduction) on basic and diluted earnings per share calculations for 2008.
          Restructuring Charges. Restructuring charges in 2008 included (i) an $8.0 million charge for 2008 restructuring activities, (ii) $426,000 in net adjustments to increase certain Manugistics acquisition reserves based on our revised estimates of the restructuring costs to exit certain activities of Manugistics primarily related to facility closures and employee severance and termination benefits and (iii) and $38,000 of net adjustments to reduce estimated restructuring reserves established in prior years and to reverse certain contingency reserves established in the initial purchase accounting of Manugistics acquisition. The charge for 2008 restructuring activities was primarily associated with our transition of certain on-shore activities to the CoE and included $7.9 million for termination benefits, primarily related to a workforce reduction of 100 FTE in product development, consulting and sales-related positions across all of our geographic regions and $119,000 for office closure and integration costs of redundant office facilities.
          Restructuring charges in 2007 included a $6.2 million charge for 2007 restructuring activities that included $5.9 million for termination benefits and $292,000 for office closures. The termination benefits were primarily related to a workforce reduction of approximately 120 full-time employees (“FTE”) in our Scottsdale, Arizona product development group as a direct result of our decision to standardize future product offerings on the JDA Enterprise Architecture platform and a reduction of approximately 40 FTE in our worldwide consulting services group. The office closure charge was for the closure and integration costs of redundant office facilities.
          Costs of Abandoned Acquisition. We expensed $30.4 million in costs associated with the abandoned acquisition of i2 Technologies in fourth quarter 2008, including a $20 million non-refundable reverse termination fee, $5.1 million of legal, accounting and other acquisition-related fees that are included in operating expenses under the caption “Costs of abandoned acquisition” and $5.3 million in finance costs related to loan origination and “ticking” fees on certain debt financing commitments that are included in other income (expense) under the caption “Finance costs on abandoned acquisition.”
          Gain on Sale of Office Facility. During 2007 we sold a 15,000 square foot facility in the United Kingdom for approximately $6.3 million and recognized a gain of $4.1 million.

Operating Income
          Operating income decreased $28.5 million to $20.3 million in 2008 compared to $48.8 million in 2007. The decrease in operating income resulted primarily from $25.1 million in costs associated with the abandoned acquisition of i2 Technologies that are included in operating expenses under the caption “Costs of abandoned acquisition,” an $8.4 million increase in amortization due to a change in the estimated useful life of certain customer list intangibles and a $2.2 million higher restructuring charge, together with increases in product development, sales and marketing and general and administrative expenses, offset in part by the 4% increase in total revenues and a $2.1 million lower bad debt provision. In addition, operating income in 2007 included a $4.1 million gain on the sale of an office facility in the United Kingdom that did not recur in 2008.
          The combined operating income reported in the reportable business segments excludes $102.7 million and $62.3 million of general and administrative expenses and other charges in 2008 and 2007, respectively, that are not directly identified with a particular reportable business segment and which management does not consider in evaluating the operating income (loss) of the reportable business segments.
Other Income (Expense)
          Interest Expense and Amortization of Loan Fees. We incurred interest expense of $6.8 million and recorded $3.5 million in amortization of loan origination fees in 2008 compared to $10.0 million and $1.8 million, respectively in 2007. The decrease in interest expense is due primarily to lower outstanding borrowings on the term loans used to finance the acquisition of Manugistics in 2008 compared to 2007. During 2008 we repaid the remaining $99.6 million balance on the term loans, including $80.5 million on October 1, 2008. In addition, we made an $899,000 payment on October 5, 2008 in consideration for early termination of a related interest rate swap which is also included in interest expense. The increase in amortization of loan origination fees was due to the accelerated repayment of the term loans in 2008. All loan origination fees related to the term loans have been fully amortized.
          Interest Income and Other, Net. We recorded interest income and other, net of $2.8 million in 2008 compared to $3.5 million in 2007. The decrease in interest income was due primarily to lower interest rates.
Income Tax Provision
          A summary of the income tax provision recorded in 2008 and 2007 is as follows:

	2008	2007
Income before income taxes	$7,458	$40,417

Income tax provision at federal statutory rate	$(2,610)	$(14,146)
Research and development credit	930	432
Meals, entertainment and other non-deductible expenses	(332)	(322)
State income taxes	(59)	(983)
Foreign tax rate differential	804	796
Other, net	(120)	161
Changes in estimate and foreign statutory rates	(2,582)	556
Interest and penalties on uncertain tax positions	(365)	(389)

Income tax provision	$(4,334)	$(13,895)

Effective tax rate	58.1%	34.4%
          The effective tax rate used to record the income tax provision in 2008 and 2007 takes into account the source of taxable income, domestically by state and internationally by country, and available income tax credits. The effective tax rates do not include excess tax benefits from the employee stock options exercised during 2008 and 2007 of $1.4 million and $1.3 million, respectively. These excess tax benefits will reduce our income tax liabilities in future periods and result in an increase to additional paid-in capital as we are able to utilize them. During 2008 we recorded an immaterial adjustment to reverse the total excess tax benefit previously recognized in 2007 and 2006 of approximately $1.6 million which reduced additional paid-in capital and non-current deferred tax assets. The effective tax rate in 2008 is higher than the federal statutory rate of 35% due primarily to increases in the liability for unrecognized tax benefits related to prior year tax positions related to uncertainty regarding our ability to utilize certain foreign net operating loss carryforwards acquired in the acquisition of Manugistics and uncertainties regarding the validity of the income tax holiday in India. The effective tax rate in 2007 is lower than the federal statutory rate of 35% due to the impact of foreign tax rate differentials.
Liquidity and Capital Resources
          We had working capital of $345.7 million at December 31, 2009 compared to $32.1 million at December 31, 2008. The working capital balance at December 31, 2009 and 2008 includes $76.0 million and $32.7 million, respectively, in cash and cash equivalents. In addition, working capital at December 31, 2009 includes $287.9 million of restricted cash, consisting primarily of net proceeds from the issuance of the Senior Notes (see Contractual Obligations), which together with cash on hand at JDA and i2, was used to fund the cash portion of the merger consideration in the acquisition of i2 on January 28, 2010 . During 2009, we generated $96.5 million in cash flow from operating activities and utilized $30.1 million to repurchase redeemable preferred stock ($28.1 million) and common stock ($2.0 million) held by Thoma Bravo.
          Net accounts receivable were $68.9 million, or 58 days sales outstanding (“DSO”), at December 31, 2009 compared to $79.4 million, or 67 DSO, at December 31, 2008. Our quarterly DSO results historically increase during the first quarter of each year due to the heavy annual maintenance renewal billings that occur during this time frame and then typically decrease slowly over the remainder of the year. DSO results can fluctuate significantly on a quarterly basis due to a number of factors including the percentage of total revenues that comes from software license sales, which typically have installment payment terms, seasonality, shifts in customer buying patterns, the timing of customer payments and annual maintenance renewals, lengthened contractual payment terms in response to competitive pressures, the underlying mix of products and services, and the geographic concentration of revenues.
          The following table compares year-to-year changes in the key components of our Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007:

		% Change		% Change
	2009	2009 to 2008	2008	2008 vs 2007	2007
Net cash provided from operating activities	$96,481	105%	$47,092	(41%)	$79,707
Net cash used in investing activities	(300,037)	NM%	(12,704)	(56%)	(8,158)
Net cash provided by (used in) financing activities	245,968	358%	(95,481)	(212%)	(30,590)
Cash and cash equivalents (end of period)	75,974	132%	32,696	(66%)	95,288
          Operating activities provided cash of $96.5 million, $47.1 million and $79.7 million in 2009, 2008 and 2007, respectively. The principle sources of our cash flow from operations are typically net income adjusted for depreciation and amortization and bad debt provisions, collections on accounts receivable and increases in deferred maintenance revenue. The increase in cash flow from operations in 2009 compared to 2008 is due primarily to a $23.2 million increase in net income, a $9.9 million net decrease in accounts receivable resulting from the higher volume of software sales over the second half of 2008 that were collected in 2009 (compared to an increase of $6.6 million in 2008), and a $4.2 million increase in deferred revenue (compared to decrease of $6.7 million in 2008) due primarily to favorable foreign exchange rate variances, offset in part by a $4.6 million decrease in accrued expenses (compared to a $3.9 million increase in 2008) due to primarily to the payment of the higher commissions and bonuses resulting from the Company’s improved operating performance in 2008.
          Cash flow from operating activities in 2008 was impacted by $30.4 million in costs paid and/or accrued in connection with the abandoned acquisition of i2, including a $20 million non-refundable reverse termination fee, $5.3 million in finance costs and $5.1 million of legal, accounting and other acquisition-related costs. Excluding the impact of the $30.4 million in costs related to the terminated acquisition, less approximately $3.6 million of which were accrued but not paid as of December 31, 2008, cash flow from operating activities decreased $5.8 million to $73.9 million in 2008 compared to 2007. The decrease in cash flow from operating activities in 2008 compared to 2007 resulted primarily from an $8.2 million smaller decrease in deferred taxes, a $6.7 million decrease in deferred revenue balances due primarily to unfavorable foreign exchange rate variances (compared to an increase of $2.2 million in 2007), a $6.6 million net increase in accounts receivable due to the higher volume of software sales in 2008 (compared to a $5.6 million decrease in 2007) and a $2.1 million smaller bad debt provision, offset in part a $7.6 million increase in depreciation and amortization resulting primarily from a change in the estimated useful life of certain customer lists to reflect current trends in attrition, a $3.8 million larger increase in accrued expenses due to higher commissions and bonuses resulting from the Company’s improved operating performance in 2008, a $2.1 million decrease in prepaid expenses (compared to $212,000 increase in 2007) and a $1.9 million increase in amortization of loan origination fees due to the repayment of the remaining long-term debt borrowings in 2008. In addition, cash flow from operating activities in 2007 was reduced by a $4.1 million gain on the sale of an office facility in the United Kingdom that did not recur in 2008.
          Investing activities utilized cash of $300.0 million, $12.7 million and $8.2 million in 2009, 2008 and 2007, respectively. Investing activities in 2009 include a $287.9 million increase in restricted cash balances, the majority of which represents the net proceeds from the issuance of the Senior Notes. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.5 million) were placed in escrow and together with cash on hand at JDA and i2, were used to fund the cash portion of the merger consideration in the acquisition of i2 on January 28, 2010. The restricted cash balances also include the transfer of an additional $17.1 million in funds from our available cash balances into escrow in order to effect the transaction and $4.1 million in cash balances that are being used to collateralize a standby letter of credit. Investing activities in 2009, 2008 and 2007 include capital expenditures of $7.1 million, $8.6 million and $7.4 million, respectively, and payment of direct costs related to acquisitions of $5.1 million, $4.2 million and $7.6 million, respectively. Direct costs related to acquisitions in 2009 include the purchase of a 49.1% equity interest in the registered share capital of Strategix. Investing activities in 2007 include $6.9 million in proceeds from the disposal of property and equipment, including $6.3 million from the sale of the office facility in the United Kingdom.
          Financing activities provided cash of $246.0 million in 2009 and utilized cash of $95.5 million and $30.6 million in 2008 and 2007, respectively. Financing activities in 2009 include proceeds from the issuance of the Senior Notes, net of $2.8 million of original issue discount, and $14.8 million in proceeds from the issuance of stock ($12.6 million from the exercise of stock options and $2.3 million from the purchase of common shares under the Employee Stock Purchase Plan), offset in part by the $28.1 million redemption of the remaining Series B Convertible Preferred Stock owned by Thoma Bravo, $6.5 million in purchases of treasury stock ($2.9 million for 265,715 shares of common stock repurchased pursuant to our approved stock repurchase program, $1.6 million for the repurchase of shares tendered by employees for payment of applicable statutory withholding taxes on the issuance of restricted stock, and $2.0 million for the purchase of 100,000 shares of converted common stock held by Thoma Bravo), and $6.5 million of debt issuance costs related to the issuance of the Senior Notes. Financing activities in 2008 and 2007 included the repayment of $99.6 million and $41.5 million of term loans and other long-term debt assumed in the acquisition of Manugistics and proceeds from the issuance of common stock under our stock plans and the repurchase of shares tendered by employees for payment of applicable statutory withholding taxes on the issuance of restricted stock.
          Changes in foreign currency exchange rates had the effect of increasing cash by $866,000 in 2009, reducing cash by $1.5 million in 2008 and increasing cash by $770,000 in 2007. The increases in 2009 and 2007 are due primarily to the weakening of the US Dollar against European currencies and the Japanese Yen, and conversely the decrease in 2008 was due primarily to the strengthening of the US Dollar against European currencies, particularly during the last three months of the year. We use derivative financial instruments, primarily forward exchange contracts, to manage a majority of the short-term foreign currency exchange exposure associated with foreign currency denominated assets and liabilities which exist as part of our ongoing business operations. We do not hedge the potential impact of foreign currency exposure on our ongoing revenues and expenses from foreign operations. The exposures relate primarily to the gain or loss recognized in earnings from the settlement of current foreign denominated assets and liabilities. We do not enter into derivative financial instruments for trading or speculative purposes. The forward exchange contracts generally have maturities of 90 days or less, and are not designated as hedging instruments. Forward exchange contracts are marked-to-market at the end of each reporting period, with gains and losses recognized in other income, net, offset by the gains or losses resulting from the settlement of the underlying foreign currency denominated assets and liabilities.
          Treasury Stock Repurchases. On March 5, 2009, the Board adopted a program to repurchase up to $30 million of our common stock in the open market or in private transactions at prevailing market prices during the 12-

month period ended March 10, 2010. During 2009, we repurchased 265,715 shares of our common stock under this program for $2.9 million at prices ranging from $10.34 to $11.00 per share. There were no shares of common stock repurchased under this program in 2010.
          During 2009 and 2008, we also repurchased 108,765 and 118,048 common shares, respectively, tendered by employees for the payment of applicable statutory withholding taxes on the issuance of restricted shares under the 2005 Performance Incentive Plan. These shares were repurchased in 2009 for $1.6 million at prices ranging from $9.75 to $26.05 and in 2008 for $2.1 million at prices ranging from $11.50 to $20.40 per share.
          As part of the Purchase Agreement with Thoma Bravo, we repurchased 100,000 shares of our common stock held by Thoma Bravo for $2.0 million, or $20 per share.
          Separation Agreements with Former Executive Officers. We entered into separation agreements with Kristen L. Magnuson, our former Executive Vice President and Chief Financial Officer in second quarter 2009 and Christopher J. Koziol, our former Chief Operating Officer, in third quarter 2009. Pursuant to these agreements, Ms. Magnuson and Mr. Koziol received lump sum severance payments of approximately $825,000 and $898,000, respectively, and all unvested equity awards granted under the 2005 Incentive Plan vested immediately as of their date of resignation. We recorded additional share-based compensation expense related to this accelerated vesting of $175,000 for Ms. Magnuson and $140,000 for Mr. Koziol, which has been included in the 2009 restructuring charges.
          Contractual Obligations. The following summarizes scheduled principal maturities and interest on long-term debt and our operating lease obligations as of December 31, 2009:

	Payments Due By Period (in thousands)
Contractual Obligations	Total	< 1 year	1 to 3 years	3 to 5 years	> 5 years
Scheduled principal maturities and interest on long-term debt	$385,000	$22,000	$44,000	$319,000	$—
Operating lease obligations	$44,321	$13,673	$20,185	$3,876	$6,587
Contracted sublease rentals	$(12,730)	$(4,631)	$(7,118)	$(981)	$—
          Long-term debt consists of the Senior Notes issued on December 10, 2009 at an initial offering price of 98.988%. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.5 million) were placed in escrow and subsequently used, together with cash on hand at JDA and i2, to fund the cash portion of the merger consideration in the acquisition of i2 (see Note 2 to consolidated financial statements).
          The Senior Notes have a five-year term and mature on December 15, 2014. Interest is computed on the basis of a 360-day year composed of twelve 30-day months, and is payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2010. The obligations under the Senior Notes are fully and unconditionally guaranteed on a senior basis by substantially all of our existing and future domestic subsidiaries (including, following the Merger, i2 and its domestic subsidiaries).
          Operating lease obligations represent future minimum lease payments under non-cancelable operating leases at December 31, 2009. We currently lease office space in the Americas for 12 regional sales and support offices across the United States and Latin America, and for 15 other international sales and support offices located in major cities throughout Europe, Asia, Australia, Japan and the CoE facility in Hyderabad, India. The leases are primarily non-cancelable operating leases with initial terms ranging from one to 20 years that expire at various dates through the year 2018. None of the leases contain contingent rental payments; however, certain of the leases contain scheduled rent increases and renewal options. We expect that in the normal course of business most of these leases will be renewed or that suitable additional or alternative space will be available on commercially reasonable terms as needed. In addition, we lease various computers, telephone systems, automobiles, and office equipment under non-cancelable operating leases with initial terms ranging from 12 to 48 months. Certain of the equipment leases contain renewal options and we expect that in the normal course of business some or all of these leases will be renewed or replaced by other leases.

          The contractual obligations shown in the table above exclude $8.8 million in non-current liabilities for uncertain tax positions as we are unable to make reasonably reliable estimates of the period of expected cash settlement with the respective taxing authorities.
          We also assumed certain operating lease obligations in connection with our acquisition of i2 on January 28, 2010. These leases include office space in the Americas for 5 regional sales and support offices across the United States, Canada and Latin America, and for 14 other international sales and support office located in major cities through Europe, Asia, Australia, Japan and Center of Excellence facilities in Bangalore and Mumbai, India. The leases are primarily non-cancelable operating leases with initial terms generally ranging from one to seven years that expire at various dates through the year 2014. None of the leases contain contingent rental payments; however, certain of the leases contain scheduled rent increases and renewal options. We expect that in the normal course of business a portion of these leases will be renewed or that suitable additional or alternative space will be available on commercially reasonable terms as needed, and others will be cancelled as we consolidate JDA and i2 offices. In addition, we lease various computers, automobiles, and office equipment under non-cancelable operating leases with initial terms ranging from 12 to 48 months. Certain of the equipment leases contain renewal options and we expect that in the normal course of business some or all of these leases will be renewed or replaced by other leases.
          The following summarizes future minimum lease payments under non-cancelable operating leases assumed in the acquisition of i2:

	Payments Due By Period (in thousands)
Contractual Obligations	Total	< 1 year	1 to 3 years	3 to 5 years	> 5 years
Operating lease obligations	$20,800	$7,257	$9,799	$3,744	$—
Contracted sublease rentals	$(917)	$(432)	$(485)	$—	$—
          We believe our existing facilities and those assumed in the acquisition of i2 are adequate for our current needs and for the foreseeable future.
          We believe our cash and cash equivalents and net cash provided from operations will provide adequate liquidity to meet our normal operating requirements for the foreseeable future. A major component of our positive cash flow is the collection of accounts receivable and the generation of cash earnings.
Critical Accounting Policies
          We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. The preparation of this Annual Report on Form 10-K requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
•	Revenue recognition. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses such as commissions and royalties. We follow specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy.

We license software primarily under non-cancelable agreements and provide related services, including consulting, training and customer support. Software license revenue is generally recognized using the residual method when:
➢	Persuasive evidence of an arrangement exists and a license agreement has been signed;

➢	Delivery, which is typically FOB shipping point, is complete;

➢	Fees are fixed and determinable and there are no uncertainties surrounding product acceptance;

➢	Collection is considered probable; and

➢	Vendor-specific evidence of fair value (“VSOE”) exists for all undelivered elements.
Our customer arrangements typically contain multiple elements that include software, options for future purchases of software products not previously licensed to the customer, maintenance, consulting and training services. The fees from these arrangements are allocated to the various elements based on VSOE. Under the residual method, if an arrangement contains an undelivered element, the VSOE of the undelivered element is deferred and the revenue recognized once the element is delivered. If we are unable to determine VSOE for any undelivered element included in an arrangement, we will defer revenue recognition until all elements have been delivered. In addition, if a software license contains milestones, customer acceptance criteria or a cancellation right, the software revenue is recognized upon the achievement of the milestone or upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. For arrangements that provide for significant services or custom development that are essential to the software’s functionality, the software license revenue and contracted services are recognized under the percentage of completion method. We measure progress-to-completion on arrangements involving significant services or custom development that are essential to the software’s functionality using input measures, primarily labor hours, which relate hours incurred to date to total estimated hours at completion. We continually update and revise our estimates of input measures. If our estimates indicate that a loss will be incurred, the entire loss is recognized in that period.

Maintenance services are separately priced and stated in our arrangements. Maintenance services typically include on-line support, access to our Solution Centers via telephone and web interfaces, comprehensive error diagnosis and correction, and the right to receive unspecified upgrades and enhancements, when and if we make them generally available. Maintenance services are generally billed on a monthly basis and recorded as revenue in the applicable month, or billed on an annual basis with the revenue initially deferred and recognized ratably over the maintenance period. VSOE for maintenance services is the price customers will be required to pay when it is sold separately, which is typically the renewal rate.

Consulting and training services are separately priced and stated in our arrangements, are generally available from a number of suppliers, and are generally not essential to the functionality of our software products. Consulting services include project management, system planning, design and implementation, customer configurations, and training. These services are generally billed bi-weekly on an hourly basis or pursuant to the terms of a fixed price contract. Consulting services revenue billed on an hourly basis is recognized as the work is performed. Under fixed price service contracts and milestone-based arrangements that include services that are not essential to the functionality of our software products, consulting services revenue is recognized using the proportional performance method. We measure progress-to-completion under the proportional performance method by using input measures, primarily labor hours, which relate hours incurred to date to total estimated hours at completion. We continually update and revise our estimates of input measures. If our estimates indicate that a loss will be incurred, the entire loss is recognized in that period. Training revenues are included in consulting revenues in the Company’s consolidated statements of income and are recognized once the training services are provided. VSOE for consulting and training services is based upon the hourly or per class rates charged when those services are sold separately. We offer hosting and other managed services on certain of our software products under arrangements in which the end users do not take possession of the software. Revenues from hosting services are included in consulting revenues, billed monthly and recognized as the services are provided. Revenues from our hardware reseller business are also included in consulting revenues, reported net (i.e., the amount billed to a customer less the amount paid to the supplier) and recognized upon shipment of the hardware.

Customers are reviewed for creditworthiness before we enter into a new arrangement that provides for software and/or a service element. We do not sell or ship our software, nor recognize any license revenue, unless we believe that collection is probable. Payments for our software licenses are typically due within twelve months from the date of delivery. Although infrequent, where software license agreements call for payment terms of twelve months or more from the date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied.

•	Accounts Receivable. Consistent with industry practice and to be competitive in the software marketplace,

we typically provide payment terms on most software license sales. Software licenses are generally due within twelve months from the date of delivery. Customers are reviewed for creditworthiness before we enter into a new arrangement that provides for software and/or a service element. We do not sell or ship our software, nor recognize any revenue unless we believe that collection is probable. For those customers who are not credit worthy, we require prepayment of the software license fee or a letter of credit before we will ship our software. We have a history of collecting software payments when they come due without providing refunds or concessions. Consulting services are generally billed bi-weekly and maintenance services are billed annually or monthly. For those customers who are significantly delinquent or whose credit deteriorates, we typically put the account on hold and do not recognize any further services revenue, and may as appropriate withdraw support and/or our implementation staff until the situation has been resolved.

We do not have significant billing or collection problems. We review each past due account and provide specific reserves based upon the information we gather from various sources including our customers, subsequent cash receipts, consulting services project teams, members of each region’s management, and credit rating services such as Dun and Bradstreet. Although infrequent and unpredictable, from time to time certain of our customers have filed bankruptcy, and we have been required to refund the pre-petition amounts collected and settle for less than the face value of their remaining receivable pursuant to a bankruptcy court order. In these situations, as soon as it becomes probable that the net realizable value of the receivable is impaired, we provide reserves on the receivable. In addition, we monitor economic conditions in the various geographic regions in which we operate to determine if general reserves or adjustments to our credit policy in a region are appropriate for deteriorating conditions that may impact the net realizable value of our receivables.

•	Business Combinations. All business combinations through December 31, 2008 were accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price of each acquired company was allocated to the acquired assets and liabilities based on their fair values. There was no in-process research and development (“IPR&D”) recorded on any of our business combinations during the three years ended December 31, 2008. IPR&D consists of products or technologies in the development stage for which technological feasibility has not been established and which we believe have no alternative use.

Effective January 1, 2009, all future business combinations will be accounted for at fair value under the acquisition method of accounting. Under the acquisition method of accounting, (i) acquisition-related costs, except for those costs incurred to issue debt or equity securities, will be expensed in the period incurred; (ii) non-controlling interests will be valued at fair value at the acquisition date; (iii) IPR&D will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; (iv) restructuring costs associated with a business combination will be expensed subsequent to the acquisition date; and (v) changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date will be recognized through income tax expense or directly in contributed capital, including any adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior January 1, 2009. There were no business combinations in 2009. We did however acquire i2 Technologies, Inc. on January 28, 2010 in a business combination that will be accounted for under the acquisition method of accounting.

•	Goodwill and Intangible Assets. Our business combinations have typically resulted in goodwill and other intangible assets. These intangible assets affect the amount of future period amortization expense and potential impairment charges we may incur. The determination of the value of such intangible assets and the annual impairment tests that we perform require management to make estimates of future revenues, customer retention rates and other assumptions that affect our consolidated financial statements.

Goodwill is tested annually for impairment, or more frequently if events or changes in business circumstances indicate the asset might be impaired, by comparing a weighted average of the fair value of future cash flows under the “Discounted Cash Flow Method of the Income Approach” and the “Guideline Company Method” to the carrying value of the goodwill allocated to our reporting units. We found no indication of impairment of our goodwill balances during 2009, 2008 or 2007 with respect to the goodwill allocated to our Supply Chain and Services Industries reportable business segments. Absent future indications of impairment, the next annual impairment test will be performed in fourth quarter 2010.

Customer lists are amortized on a straight-line basis over estimated useful lives ranging from 8 years to 13 years. The values allocated to customer list intangibles are based on the projected economic life of each acquired customer base, using historical turnover rates and discussions with the management of the acquired companies. We estimate the economic lives of these assets using the historical life experiences of the acquired companies as well as our historical experience with similar customer accounts for products that we have developed internally. We review customer attrition rates for each significant acquired customer group on annual basis, or more frequently if events or circumstances change, to ensure the rate of attrition is not increasing and if revisions to the estimated economic lives are required. In first quarter 2008, we changed the estimated useful life of certain customer lists to reflect current trends in attrition. With this change, the quarterly amortization expense on customer lists increased approximately $2.1 million per quarter, beginning first quarter 2008 and continuing over the remaining useful life of the related customer lists which extend through June 2014.

Acquired software technology is capitalized if the related software product under development has reached technological feasibility or if there are alternative future uses for the purchased software. Amortization of software technology is reported in the consolidated statements of income in cost of revenues under the caption “Amortization of acquired software technology.” Software technology is amortized on a product-by-product basis with the amortization recorded for each product being the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. The estimated economic lives of our acquired software technology range from 8 years to 15 years.

Trademarks are being amortized on a straight-line basis over estimated remaining useful life of five years.

•	Product Development. The costs to develop new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. We consider technological feasibility to have occurred when all planning, designing, coding and testing have been completed according to design specifications. Once technological feasibility is established, any additional costs would be capitalized. We believe our current process for developing software is essentially completed concurrent with the establishment of technological feasibility, and accordingly, no costs have been capitalized.

•	Income Taxes. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets, as well as operating loss and tax credit carry-forwards. We follow specific and detailed guidelines regarding the recoverability of any tax assets recorded on the balance sheet and provide valuation allowances when recovery of deferred tax assets is not considered likely.

We exercise significant judgment in determining our income tax provision due to transactions, credits and calculations where the ultimate tax determination is uncertain. Uncertainties arise as a consequence of the actual source of taxable income between domestic and foreign locations, the outcome of tax audits and the ultimate utilization of tax credits. Although we believe our estimates are reasonable, the final tax determination could differ from our recorded income tax provision and accruals. In such case, we would adjust the income tax provision in the period in which the facts that give rise to the revision become known. These adjustments could have a material impact on our income tax provision and our net income for that period.

As of December 31, 2009 we have approximately $10.8 million of unrecognized tax benefits, substantially all of which relates to uncertain tax positions associated with the acquisition of Manugistics that would impact our effective tax rate if recognized. Recognition of these uncertain tax positions will be treated as a component of income tax expense rather than as a reduction of goodwill. During 2009, there were no significant changes in our unrecognized tax benefits. It is reasonably possible that approximately $8.8 million of unrecognized tax benefits will be recognized within the next twelve months, primarily related to lapses in the statute of limitations. At December 31, 2009, we have approximately $5.5 million and $7.8 million of federal and state research and development tax credit carryforwards, respectively, that expire at various dates through 2024. We have placed a valuation allowance against the Arizona research and development credit as we do not expect to be able to utilize it prior to its expiration.

We treat the accrual of interest and penalties related to uncertain tax positions as a component of income tax expense, including accruals (benefits) made during 2009, 2008 and 2007 of $(515,000), $600,000 and $630,000, respectively. As of December 31, 2009, 2008 and 2007, there are approximately $2.3 million, $2.6 million and $1.9 million, respectively of interest and penalty accruals related to uncertain tax positions which are reflected in the Consolidated Balance Sheet under the caption “Liability for uncertain tax positions.” To the extent interest and penalties are not assessed with respect to the uncertain tax positions, the accrued amounts for interest and penalties will be reduced and reflected as a reduction of the overall tax provision.

•	Share-Based Compensation. Our 2005 Performance Incentive Plan, as amended (“2005 Incentive Plan”) provides for the issuance of up to 3,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards. The 2005 Incentive Plan contains certain restrictions that limit the number of shares that may be issued and the amount of cash awarded under each type of award, including a limitation that awards granted in any given year can represent no more than two percent (2%) of the total number of shares of common stock outstanding as of the last day of the preceding fiscal year. Awards granted under the 2005 Incentive Plan are in such form as the Compensation Committee shall from time to time establish and the awards may or may not be subject to vesting conditions based on the satisfaction of service requirements or other conditions, restrictions or performance criteria including the Company’s achievement of annual operating goals. Restricted stock and restricted stock units may also be granted under the 2005 Incentive Plan as a component of an incentive package offered to new employees or to existing employees based on performance or in connection with a promotion, and will generally vest over a three-year period, commencing at the date of grant. We measure the fair value of awards under the 2005 Incentive Plan based on the market price of the underlying common stock as of the date of grant. The fair value of each award is amortized over the applicable vesting period of the awards using graded vesting and reflected in the consolidated statements of income under the captions “Cost of maintenance services,” “Cost of consulting services,” “Product development,” “Sales and marketing,” and “General and administrative.”

Annual stock-based incentive programs have been approved for executive officers and certain other members of our management team for years 2007 through 2010 that provide for contingently issuable performance share awards or restricted stock units upon achievement of defined performance threshold goals. The defined performance threshold goal for each year has been an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) targets, which excludes certain non-routine items. The awards vest 50% upon the date the Board approves the achievement of the annual performance threshold goal with the remaining 50% vesting ratably over the subsequent 24-month period.

Equity Inducement Awards. During third quarter 2009, we announced the appointment of Peter S. Hathaway to the position of Executive Vice President and Chief Financial Officer and Jason Zintak to the newly-created position of Executive Vice President, Sales and Marketing. In order to induce Mr. Hathaway and Mr. Zintak to accept employment, the Compensation Committee granted certain equity awards outside of the terms of the 2005 Incentive Plan and pursuant to NASDAQ Marketplace Rule 5635(c)(4).

Stock Option Plans. We maintained various stock option plans through May 2005 (“Prior Plans”). The Prior Plans provided for the issuance of shares of common stock to employees, consultants and directors under incentive and non-statutory stock option grants. Stock option grants under the Prior Plans were made at a price not less than the fair market value of the common stock at the date of grant, generally vested over a three to four-year period commencing at the date of grant and expire in ten years. Stock options are no longer used for share-based compensation and no grants have been made under the Prior Plans since 2004. With the adoption of the 2005 Incentive Plan, we terminated all Prior Plans except for those provisions necessary to administer the outstanding options, all of which are fully vested. As of December 31, 2009, we had approximately 1.3 million vested stock options outstanding with exercise prices ranging from $10.33 to $27.50 per share.

Employee Stock Purchase Plan. Our employee stock purchase plan (“2008 Purchase Plan”) has an initial reserve of 1,500,000 shares and provides eligible employees with the ability to defer up to 10% of their earnings for the purchase of our common stock on a semi-annual basis at 85% of the fair market value on the last day of each six-month offering period that begin on February 1st and August 1st of each year. The 2008 Purchase Plan is considered compensatory and, as a result, stock-based compensation is recognized on the last day of each six-month offering period in an amount equal to the difference between the fair value of the stock on the date of purchase and the discounted purchase price. A total of 155,888 shares of common stock were purchased under the 2008 Purchase Plan in 2009 at prices ranging from $9.52 to $17.52. We have recognized $342,000 of share-based compensation expense in connection with these purchases, which is reflected in the consolidated statements of income under the captions “Cost of maintenance services,” “Cost of consulting services,” “Product development,” “Sales and marketing,” and “General and administrative.”

Derivative Instruments and Hedging Activities. We use derivative financial instruments, primarily forward exchange contracts, to manage a majority of the foreign currency exchange exposure associated with net short-term foreign currency denominated assets and liabilities that exist as part of our ongoing business operations that are denominated in a currency other than the functional currency of the subsidiary. The exposures relate primarily to the gain or loss recognized in earnings from the settlement of current foreign denominated assets and liabilities. We do not enter into derivative financial instruments for trading or speculative purposes. The forward exchange contracts generally have maturities of 90 days or less and are not designated as hedging instruments. Forward exchange contracts are marked-to-market at the end of each reporting period, using quoted prices for similar assets or liabilities in active markets, with gains and losses recognized in other income offset by the gains or losses resulting from the settlement of the underlying foreign currency denominated assets and liabilities.

At December 31, 2009, we had forward exchange contracts with a notional value of $37.9 million and an associated net forward contract payable of $354,000. At December 31, 2008, we had forward exchange contracts with a notional value of $33.5 million and an associated net forward contract liability of $14,000. These derivatives are not designated as hedging instruments. The forward contract liabilities are included in the consolidated balance sheets under the caption “Accrued expenses and other liabilities.” The notional value represents the amount of foreign currencies to be purchased or sold at maturity and does not represent our exposure on these contracts. We recorded net foreign currency exchange contract gains of $677,000, $483,000 and $147,000 in 2009, 2008 and 2007, respectively, which are included in the condensed consolidated statements of income under the caption “Interest Income and other, net.”
Other Recent Accounting Pronouncements
          In September 2009, FASB issued an amendment to its accounting guidance on certain revenue arrangements with multiple deliverables that enables a vendor to account for products and services (deliverables) separately rather than as a combined unit. The revised guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) management’s best estimate of selling price. This guidance also eliminates the residual method of allocation and requires that the arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a such revenue arrangements that have multiple deliverables. The revised guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. We are currently assessing the impact the new guidance will have on certain of our revenue arrangements, specifically those involving the delivery of software-as-a-service and certain other managed service offerings as i2 derived a significant portion of their revenues from these form of contracts. The ultimate impact on our consolidated financial statements will depend on the nature and terms of the revenue arrangements entered into or materially modified after the adoption date. The new guidance does not significantly change the accounting for the majority of our existing and future revenue arrangements that are subject to specific guidance in sections 605 and 985 of the Codification (see Revenue Recognition discussion above).
          In December 2009, FASB issued a new guidance for improvements to financial reporting by enterprises involved with variable interest entities. The new guidance provides an amendment to its consolidation guidance for variable interest entities and the definition of a variable interest entity and requires enhanced disclosures to provide more information about an enterprise’s involvement in a variable interest entity. This amendment also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and is effective for reporting periods beginning after December 15, 2009. We do not currently anticipate any significant impact from adoption of this guidance on our consolidated financial position or results of operations.
          In January 2010, FASB issued an amendment to its accounting guidance for fair value measurements which adds new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements related to Level 3 measurements. The revised guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The amendment is effective for the first reporting period beginning after December 15, 2009, except for the requirements to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. We are currently assessing what impact this guidance will have on our consolidated financial statements.